SEVENTH AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                   ADVANCED COMMUNICATIONS TECHNOLOGIES, INC.
                    A FLORIDA CORPORATION (THE "CORPORATION")

      WHEREAS, the Corporation's Articles of Incorporation, as amended, provide that the Board of Directors of the Corporation may establish the rights, designations and preferences of the Corporation's preferred Stock, the undersigned hereby adopts the following Articles of Amendment to the Articles of Incorporation of the Corporation, pursuant to the terms of Section 607.0602 of the Florida Business Corporation Act:

      1. The name of the Corporation is Advanced Communications Technologies, Inc. (the "Corporation") filed with the Florida Department of State on March 6, 1997, and assigned document number P07000020967.

      2. Articles III of the Articles of Incorporation of the Corporation is hereby amended to read as set forth on Exhibit A attached.

      The foregoing Amendment was adopted by unanimous written consent of the Board of Directors of the Corporation on May 25, 2004, in accordance with the terms of Section 607.0602 and 607.0821 of the Florida Business Corporation Act and consequently, the number of votes cast in favor of the Amendment was sufficient for its approval. The Amendment was adopted by the Board of Directors without shareholder action as shareholder action was not required.

      IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment this 26th day of August, 2004.

                                ADVANCED COMMUNICATIONS TECHNOLOGIES, INC.

                                By: /s/ Wayne I. Danson
                                   ---------------------------------------------
                                   Wayne I. Danson, President

                                    EXHIBIT A

                           ARTICLE III. CAPITAL STOCK

The maximum number of shares of stock that this Corporation is authorized to have outstanding at any one time is 5,000,025,000 shares. Of such shares, 5,000,000,000 shall be common stock having no par value per share. The remaining shares shall be shares of preferred stock, par value $.01 per share. The preferred stock may be issued from time to time by authorization of the Board of Directors of this Corporation with such rights, designations, preferences and other terms as the Board of Directors shall determine from time to time.

                                   EXHIBIT "A"

                           CERTIFICATE OF DESIGNATION
                                     OF THE
                      SERIES B CONVERTIBLE PREFERRED STOCK
                           (Par Value $0.01 Per Share)

                                       OF

                    ADVANCED COMMUNICATIONS TECHNOLOGIES, INC

--------------------------------------------------------------------------------

      The undersigned, a duly authorized officer of Advanced Communications Technologies, Inc., a Florida corporation (the "Company"), in accordance with the provisions of Section 607.0821 of the Florida Business Corporation Act, DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors by unanimous written consent pursuant to Section 607.0821 of the Florida Business Corporation Act on May 25, 2004:

      RESOLVED, that the Board has determined that it is in the best interests of the Company to provide for the designation and issuance of certain Series B Convertible Preferred Stock, par value of $0.01 per share (the "Series B Preferred Stock"), to consist of up to Three Hundred (300) shares, and hereby fixes the powers, designations, preferences, and relative, participating, optional and other special rights of the shares of such Series B Preferred Stock, as follows:

                                    SECTION 1

                              DESIGNATION AND RANK

      1.1. Designation. This resolution shall provide for a single series of Preferred Stock, the designation of which shall be "Series B Convertible
Preferred Stock," par value $0.01 per share. The number of authorized shares constituting the Series B Preferred Stock is 300. The Series B Preferred Stock will have a liquidation preference as determined in Section 3.1 below.

      1.2. Rank. With respect to the payment of dividends and other distributions on the capital stock of the Company, including distribution of the assets of the Company upon liquidation, the Series B Preferred Stock shall be junior to the Series A Convertible Preferred Stock of the Company, par value $0.01 per share (the "Series A Preferred Stock"), and senior to the (i) common stock of the Company, no par value per share (the "Common Stock"), and (ii) all series of preferred stock of the Company, other than the Series A Preferred Stock (the "Junior Stock").

                                    SECTION 2

                                 DIVIDEND RIGHTS

      2.1. Dividends or Distributions. Subject to the rights of the Series A Preferred Stock, the holders of Series B Preferred Stock shall be entitled to receive dividends or distributions on a pro rata basis according to their holdings of shares of Series B Preferred Stock when and if declared by the Board of Directors of the Company in the amount of five (5.0%) percent per year. Dividends shall be paid in cash. Dividends shall be cumulative. No cash dividends or distributions shall be declared or paid or set apart for payment on the Common Stock in any calendar year unless cash dividends or distributions on the Series B Preferred Stock for such calendar year are likewise declared and paid or set apart for payment. No declared and unpaid dividends shall bear or accrue interest.

                                    SECTION 3

                               LIQUIDATION RIGHTS

      3.1. Liquidation Preference. Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (collectively, a "Liquidation"), after all required distributions and payments have been made to the holders of Series A Preferred Stock, but before any distribution or payment shall be made to any of the holders of Common Stock or any series of preferred stock, the holders of Series B Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital, surplus or earnings, an amount equal to $1,000 per share of Series Preferred Stock (the "Liquidation Amount") plus all declared and unpaid dividends thereon, for each share of Series B Preferred Stock held by them. Thereafter, no further distribution shall be made to the holders of the Series B Preferred Stock

      3.2. Pro Rata Distribution. If, upon any Liquidation, after payment of all liquidation preferences to all holders of Series A Preferred Stock, the assets of the Company shall be insufficient to pay the Liquidation Amount, together with declared and unpaid dividends thereon, in full to all holders of Series B Preferred Stock, then the entire remaining net assets of the Corporation shall be distributed among the holders of the Series B Preferred Stock, ratably in proportion to the full amounts to which they would otherwise be respectively entitled and such distributions may be made in cash or in property taken at its fair value (as determined in good faith by the Company's Board of Directors), or both, at the election of the Company's Board of Directors.

      3.3. Merger, Consolidation or Reorganization. For purposes of this Section 3, a Liquidation shall not be deemed to be occasioned by or to include the merger, consolidation or reorganization of the Company into or with another entity through one or a series of related transactions, or the sale, transfer or lease of all or substantially all of the determined of the Company.

                                    SECTION 4

                                CONVERSION RIGHTS

      4.1. Conversion. The holders of Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

            (a) Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share (subject to Section 4.5 hereof), at the office of the Company or any transfer agent for the Series B Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is defined by


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

dividing  (a) the sum of (i) the  Liquidation  Amount of the Series B  Preferred
Stock, plus (ii) all accrued but unpaid dividends thereon, by (b) the "Conversion Price" then in effect. The Conversion Price shall be equal to either
(a) $0.01 per share (which shall be adjusted in the event of a subdivision, or combination of shares), or (b) 100.0% of the average of the three (3) lowest closing bid prices of the Common Stock for the ten (10) trading days immediately preceding the date of conversion, whichever is lower. The closing bid price shall be determined using price quotations from Bloomberg LP.

            (b) Each share of Series B Preferred Stock automatically shall convert into shares of Common Stock at the Conversion Price then in effect immediately upon the consummation of the occurrence of a stock acquisition, consolidation or reorganization of the Company into or with another entity through one or a series of related transactions, or the sale, transfer or lease (but not including a transfer by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Company.

      4.2. Adjustments. The Conversion Price of the Series B Preferred Stock as described in Section 4.1 above shall be adjusted from time to time as follows:

            (a) In the  event of any  reclassification  of the  Common  Stock or recapitalization involving Common Stock (excluding a subdivision, or combination of shares or any other event described in Sections 4.2(a) or (b)) the holders of the Series B Preferred Stock shall thereafter be entitled to receive, and provision shall be made therefor in any agreement relating to the reclassification or recapitalization, upon conversion of the Series B Preferred Stock, the kind and number of shares of Common Stock or other securities or property (including cash) to which such holders of Series B Preferred Stock would have been entitled if they had held the number of shares of Common Stock into which the Series B Preferred Stock was convertible immediately prior to such reclassification or recapitalization; and in any such case appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series B Preferred Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares, other securities, or property thereafter receivable upon conversion of the Series B Preferred Stock. An adjustment made pursuant to this subparagraph
(a) shall become effective at the time at which such reclassification or recapitalization becomes effective.

            (b) In the event the Company shall declare a distribution payable in securities of other entities or persons, evidences of indebtedness issued by the Company or other entities or persons, assets (excluding cash dividends) or options or rights not referred to in Sections 4.2(a) above, the holders of the Series B Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Company into which their shares of Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of shares of Common Stock of the Company entitled to receive such distribution or if no such record date is fixed, as of the date such distribution is made.


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

      4.3. Procedures for Conversion.

            (a) In order to exercise conversion rights pursuant to Section 4.1(a) above, the holder of the Series B Preferred Stock to be converted shall deliver an irrevocable written notice of such exercise to the Company, at its principal office. The holder of any shares of Series B Preferred Stock shall, upon any conversion of such Series B Preferred Stock in accordance with this
Section 4, surrender certificates representing the Series B Preferred Stock to the Company, at its principal office, and specify the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In case such holder shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes (if transfer is to a person or entity other than the holder thereof) payable upon the issuance of shares of Common Stock in such name or names. As promptly as practicable, and, if applicable, after payment of all transfer taxes (if transfer is to a person or entity other than the holder thereof), the Company shall deliver or cause to be delivered certificates representing the number of validly issued, fully paid and nonassessable shares of Common Stock to which the holder of the Series B Preferred Stock so converted shall be entitled. Such conversion, to the extent permitted by law, shall be deemed to have been effected as of the date of receipt by the Company of any notice of conversion pursuant to Section 4.1(a) above, or, in the case of an automatic conversion pursuant to Section 4.1(b) above, upon the occurrence of any event specified therein. Upon conversion of any shares of Series B Preferred Stock, such shares shall cease to constitute shares of Series B Preferred Stock and shall represent only a right to receive shares of common stock into which they have been converted.

            (b) In connection with the conversion of any shares of Series B Preferred Stock, no fractions of shares of Common Stock shall be issued, but the Company shall pay cash in lieu of such fractional interest in an amount equal to the product of the Conversion Price and such fractional interest.

            (c) The Company shall at all times reserve and keep available out of its authorized Common Stock the full number of shares of Common Stock of the Company issuable upon the conversion of all outstanding shares of Series B Preferred Stock. In the event that the Company does not have a sufficient number of shares of authorized but unissued Common Stock necessary to satisfy the full conversion of the shares of Series B Preferred Stock, then the Company shall call and hold a meeting of the shareholders within 30 days of such occurrence for the sole purpose of increasing the number of authorized shares of Common Stock. The Company's Board of Directors shall recommend to shareholders a vote in favor of such proposal and shall vote all shares held by them, in proxy or otherwise, in favor of such proposal. This remedy is not intended to limit the remedies available to the holders of the Series B Preferred Stock, but is intended to be in addition to any other remedies, whether in contract, at law or in equity.

      4.4. Notices of Record Date. In the event that the Company shall propose at any time: (a) to declare any dividend or distribution upon any class or series of capital stock, whether in cash, property, stock or other securities;
(b) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (c) to merge or consolidate with or into any other corporation, or to sell, lease or convey all or substantially all


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

of its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, the Company shall mail to each holder of Series B Preferred Stock:

            (a) at least twenty (20) days' prior written notice of the date on which a record shall be taken for such dividend or distribution (and specifying the date on which the holders of the affected class or series of capital stock shall be entitled thereto) or for determining the rights to vote, if any, in respect of the matters referred to in clauses (b) and
      (c) in Section 4.4 above; and

            (5) in the case of the  matters  referred  to in Section 4.4 (b) and
      (c) above, written notice of such impending transaction not later than twenty (20) days prior to the shareholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holder in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction (and specify the date on which the holders of shares of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event) and the Company shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Company has given the first notice provided for herein or sooner than ten (10) days after the Company has given notice of any material changes provided for herein.

      4.5.  Limitations of  Conversion.

            (a) Subject to the Termination Rights specified in Section 4.5(b) hereof, the Conversion Rights specified herein shall be subject to the following limitations:

                  (i) The holders of the shares of Series B Preferred Stock may exercise their Conversion Rights at any time on or after June 23, 2005; and

                  (ii) No holder of the shares of Series B Preferred Stock shall be entitled to convert the Series B Preferred Stock to the extent, but only to the extent, that such conversion would, upon giving effect to such conversion, cause the aggregate number of shares of Common Stock beneficially owned by such holder to exceed 4.99% of the outstanding shares of Common Stock following such conversion (which provision may be waived by such holder by written notice from such holder to the Company, which notice shall be effective 61 days after the date of such notice).

            (b) The limitation on the Conversion Rights specified in Section 4.5(a) hereof shall terminate (the "Termination Rights") if there is a Change in Control of the Company (as defined below). For the purpose of hereof, a "Change in Control" of the Company has occurred when: (i) any person (defined herein to mean any person within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act")), other than the Company, or an employee benefit plan established by the Board of Directors of the Company, acquires, directly or indirectly, the beneficial ownership (determined under Rule 13d-3 of the regulations promulgated by the Securities and Exchange Commission under
Section 13(d) of the Exchange Act) of securities issued by the Company having forty percent (40%) or more of the voting


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

power of all of the voting securities issued by the Company in the election of directors at the meeting of the holders of voting securities to be held for such purpose; or (ii) a majority of the directors elected at any meeting of the holders of voting securities of the Company are persons who were not nominated for such election by the Board of Directors of the Company or a duly constituted committee of the Board of Directors of the Company having authority in such matters; or (iii) the Company merges or consolidates with or transfers substantially all of its assets to another person; (iv) a change in the Chief Executive Officer of the Company from that person that serves in such position on the date hereof.

                                   SECTION 5

                                NO VOTING RIGHTS

      5.1. General. The Series B Preferred Stock shall not have any voting rights, except as required under the Florida Business Corporation Act.

                                   SECTION 6

                               REDEMPTION RIGHTS

      6.1. After providing 10 days prior written notice to the holders of the Series B Preferred Stock, the Company shall have the right to redeem (unless otherwise prevented by law) any outstanding shares of Series B Preferred Stock at an amount equal to 120% of the Liquidation Amount, plus accrued but unpaid dividends thereon (the "Redemption Price"). The Company shall consummate the redemption and pay the Redemption Price within 20 days of the date of such notice. The Redemption Price shall be paid in immediately available funds.

                                    SECTION 7

                                  MISCELLANEOUS

      7.1. Heading of Subdivisions. The headings of the various Sections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

      7.2. Severability of Provisions. If any right, preference or limitation of the Series B Preferred Stock set forth herein (as this resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.


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

      IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be signed, under penalties of perjury, by Wayne I. Danson, its President.


Dated; June 23, 2004                            ADVANCED COMMUNICATIONS
                                                TECHNOLOGIES, INC.


                                                By: /s/ Wayne I. Danson
                                                   -----------------------------
                                                   Wayne I. Danson
                                                   President


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